Exhibit 10.1

SEVERANCE AGREEMENT
Dated as of January 13, 2005 between
Bell Industries, Inc., a California corporation
(the “Company”), and Mitchell I. Rosen (“Executive”)

     This Agreement sets forth the severance compensation, which the Company agrees it will pay Executive if Executive’s employment with the Company should terminate for any reason other than for death, Disability, Retirement or Cause.

1.	Severance Compensation upon Termination of Employment. If the Company shall terminate Executive’s employment other than by reason of death, Disability, Retirement or Cause, then the Company shall pay to Executive as severance pay, in cash, on the tenth business day following the date of termination, an amount equal to six months of Executive’s then-current base compensation (excluding any bonuses, stock option grants, stock grants, fringe benefits and like compensation). In addition, for a period of six months following the date of termination, the Company shall continue to provide Executive and Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 1 shall terminate and any such coverage shall be reported by Executive to the Company.

2.	Certain Definitions.

a.	Disability. The term “Disability” shall mean Executive’s inability by reason of physical or mental illness to perform his employment duties for 90 consecutive days or a total of 150 days in any 12-month period, and which, in the reasonable opinion of an independent physician selected by the Company or its insurers, renders Executive unable to fulfill the essential functions of his job.

b.	Retirement. The term “Retirement” shall mean termination by the Company or Executive of Executive’s employment based upon Executive having reached the age of 65 or such other age as shall have been fixed in any arrangement established with Executive’s consent.

c.	Cause. The term “Cause” shall mean (i) Executive’s commission of an act of fraud or dishonesty in the performance of his duties, (ii) Executive’s improper use or disclosure of the confidential or proprietary information of the Company or any subsidiary; (iii) any breach by Executive of his fiduciary duty or duty of loyalty to the Company;(iv) Executive’s repeated failure or inability to perform any reasonable assigned duties for the Company after the Board has provided the individual adequate notice of, and has given the individual a reasonable opportunity to cure, such failure or inability; or (v) Executive’s conviction

(including any plea of guilty or nolo contendere) of any felony, any misdemeanor involving dishonesty or fraud, or any other criminal act that impairs or could impair Executive’s ability to perform his duties.

Notwithstanding the foregoing definitions, Executive’s employment with the Company is “at-will” and the Company may terminate the employment relationship at any time, for any reason, with or without Cause or notice, subject only to the obligations set forth herein.

3.	Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which Executive work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, the Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

4.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by US registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Bell Industries 1960 E. Grand Ave., Suite 560 El Segundo, CA 90245 Attn: Chairman

with a copy to:

Manatt, Phelps & Phillips, LLP 11355 West Olympic Blvd. Los Angeles, CA 90064 Attn: Mark J. Kelson

If to Executive:

Bell Industries 1960 E. Grand Ave., Suite 560 El Segundo, CA 90245 Attn: Mitchell I. Rosen

or such other address as either party may have furnished the other, except that notices of change of address shall be effective only upon receipt.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument.

6.	Confidentiality. Executive will not at any time during or after his employment use, disclose or disseminate any confidential information, or any other information of a secret, proprietary, confidential or generally undisclosed nature, relating to the Company, its subsidiaries or any of their respective products, services, clients, methods or procedures. Executive shall deliver to the Company any and all copies of confidential information, or other Company property, upon the termination of the employment relationship, or at any other time upon the Company’s request.

7.	Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it.

8.	Consultation With Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

9.	Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.	Attorneys’ Fees. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise to enforce the terms hereof or to declare rights hereunder, then the prevailing party in such action shall be entitled to recover from the other party all costs and expenses of the action, including reasonable attorneys’ fees and costs (at the prevailing party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such action and/or enforcing any judgment, order, ruling or award granted therein.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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     IN WITNESS WHEREOF, the parties have signed this Agreement in Los Angeles, California as of the date first above written.

Bell Industries, Inc.

By:	/s/ Mark E. Schwarz

Mark E. Schwarz, Chairman of the Board of Directors

Executive

By:	/s/ Mitchell I. Rosen

Mitchell I. Rosen